Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated November 13, 2020, relating to the consolidated financial statements of Color Star Technology Co., Ltd. (formerly known as Huitao Technology Co., Ltd.) and Subsidiaries (collectively, the “Company”) as of and for the years ended June 30, 2020 and 2019, appearing in the Annual Report on Form 20-F, as amended, of the Company for the year ended June 30, 2020.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
June 22, 2021